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                                                                    Exhibit 7.1

               [SWIDLER BERLIN SHEREFF FRIEDMAN, LLP LETTERHEAD]


                                                                August 14, 1998



VIA TELECOPIER

Bobby R. Burchfield, Esquire
Covington & Burling
1201 Pennsylvania Ave, N.W.
Washington, D.C. 20044

          Re:  Total-Tel USA Communications, Inc.
               ----------------------------------

Dear Bobby:

          On July 27, 1998, on behalf of Revision LLC, Total-Tel's largest shareholder, I expressed Revision's concerns regarding the Board of Directors' actions and requested that the company commence an independent investigation to determine whether Total-Tel should pursue legal recourse against the responsible officers and directors. On August 4, 1998, I received your response in which you suggested that Total-Tel is giving due consideration to the concerns expressed. I have not heard anything further.

          As the largest Total-Tel shareholder, Revision LLC would like to conduct an audit of Total-Tel's books and records. I am writing to request that arrangements be made for Revision's accountants to review the company's books and records. Please let me know at your earliest convenience whom I should contact to make such arrangements.

                                              Very truly yours,

                                              /s/  Michael J. Lichtenstein
                                              ------------------------------
                                              Michael J. Lichtenstein

cc:    William Wallach, Esquire
       Walt Anderson




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